EXHIBIT 21.1
List of Subsidiaries

Jurisdiction of
Incorporation or
Name	Organization
Milagro Exploration, LLC	Delaware
Milagro Producing, LLC	Delaware
Milagro Resources LLC	Delaware
Milagro Mid-Continent LLC	Delaware